                           ASSET PURCHASE AGREEMENT



                       CANADIAN NATIONAL RAILWAY COMPANY

                                      AND

             CHEMIN DE FER ST-LAURENT & ATLANTIQUE (QUEBEC) INC./
                 ST.LAWRENCE & ATLANTIC RAILROAD (QUEBEC) INC.

ASSET PURCHASE AGREEMENT dated November 25, 1998.


B E T W E E N:


             CHEMIN DE FER ST-LAURENT & ATLANTIQUE (QUEBEC) INC./
                 ST.LAWRENCE & ATLANTIC RAILROAD (QUEBEC) INC.
    duly incorporated under the laws of Quebec (hereinafter called "SLQ" )



                                    - and -


                       CANADIAN NATIONAL RAILWAY COMPANY
                  duly incorporated under the laws of Canada
                          (hereinafter called "CN" )


RECITALS:
--------

A. The transactions contemplated by this Agreement involve the sale of certain real and personal property comprising CN's Sherbrooke Line, as herein defined, by CN to SLQ on the terms and subject to the conditions contained in this Agreement, in consideration of the Purchase Price, as herein defined, and the undertakings of SLQ specified in this Agreement and in the other agreements referred to herein.

B. the parties will execute an Operating, Marketing and Interchange Agreement, as herein defined;

C.   At the Closing, as herein defined:

     (1) CN will convey the Purchased Assets, as herein defined, to SLQ by transfer or assignment, as appropriate and in the case of the Purchased Assets that are immovable property by way of a notarial Deed of Sale ;


     (2)  SLQ will pay to CN the Purchase Price;



NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payments, conveyances, and covenants herein, SLQ and CN hereby agree as follows:


ARTICLE 1 - DEFINITIONS
-----------------------

1.1 Unless stated otherwise, the following terms shall, for the purposes of this Agreement, have the respective meanings hereinafter specified:

     (a) "Agency Orders" means orders of regulatory agencies disclosed in Schedule H;

     (b) "Agreement" means this Agreement, including the Schedules hereto, for the sale and purchase of the Purchased Assets;

     (c) "Assumed Contracts" means all leases, licenses, contracts, agreements and commitments by or with third parties affecting or relating to the operation or ownership of the Sherbrooke Line, which are included in the Purchased Assets as set forth and described in Paragraph 3.1 (d) and are listed on Schedule E;

     (d)  "Commencement Date : December 1st, 1998 at 21:00 hours;

     (e) "Closing" means the completion of the sale to and purchase by SLQ of the Purchased Assets under this Agreement by the transfer and delivery of documents of title and the payment of the Purchase Price therefor as contemplated herein;

     (f)  "Closing Date" means the date on which Closing shall have occurred;

     (g) "Employee Liabilities" means all employment liabilities owed to the employees of CN employed in connection with the Sherbrooke Line (the "Employees"), up to and including the Commencement Date, computed on the basis that CN will have terminated such employees' employment with CN on the Commencement Date, without notice and without cause, including, without limitation, all accrued expense reimbursements, salaries, benefits, vacation pay, pension and other benefits, appropriate amounts for severance and termination pay under any applicable collective bargaining agreement or legislation and for termination without cause or notice at law and any other amount that may be owed with regard to said Employee's employment for CN and/or termination thereof;

     (h)  "Excluded Assets" means those CN assets listed on Schedule D;

     (i)  "Excluded Lands" means that real property listed on Schedule C;

     (j)  "Execution Date" means November 25, 1998;

     (k) "Information binder" means the information supplied to SLQ as listed in Schedule F;

     (l) "Sherbrooke Line" means those portions of CN's lines of railway and right of way, as follows:

          (i) That part of Sherbrooke Subdivision situated in the Province of Quebec extending from MP 15.8 to MP 109.45 representing approximately 93.65 miles of rail; and

          (ii) all connecting branch lines and spurs.

          The Sherbrooke Line is geographically situated as shown on the maps attached as Schedule A1 and is illustrated in detail on the maps of the rails constituting Schedule A2;

     (m) "Operating, Marketing and Interchange Agreement" means the agreement, to be executed by SLQ and CN at Execution Date;

     (n)  Intentionally left blank.

     (o)  "Purchase Price" means the payment to be made by SLQ as provided in
          Article 4;

     (p) "Purchased Assets" means those assets set forth and described in Paragraphs 3.1, (a) - (e) inclusive;

     (q) "Purchased Lands" means the lands and premises consisting of the right-of-way of the Sherbrooke Line, including extra width right-of-way, all real estate contiguous to the right-of-way or associated with the rail operations thereon, including without limitation station grounds and yards, the whole having a superficial area of approximately 1,243 acres and as shown on Schedule A-2, but excluding the Excluded Lands;

     (r) "Right-of-Way Plans" means such right-of-way plans and associated record plans maintained by CN's Land Management Department in the ordinary course of business, on which maps and plans are recorded the alignment of CN's right-of-way and other properties adjacent thereto, and which are marked to classify CN's assets in two categories for purposes hereof, specifically Purchased Assets and Excluded Assets.

1.2 The index and headings are inserted for convenience of reference only and do not form a part of, and are not to be used in the construction or interpretation of this Agreement or any portions thereof.

1.3 All reference to "dollars" or "$" or to any amount used in this Agreement means the lawful currency of Canada;

1.4 All words, terms and phrases used in this Agreement shall be construed in accordance with the generally applicable definition or meaning of such words, terms and phrases in the railroad industry at the Commencement Date, unless otherwise provided herein.

1.5 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the applicable laws of Canada.


ARTICLE 2 - SCHEDULES
---------------------

2.1 The following schedules are hereby incorporated into and constitute part of this Agreement:

     Schedule A     -    Map of Sherbrooke Line
     Schedule B     -    Intentionally Left Blank
     Schedule C     -    Excluded Lands
     Schedule D     -    Excluded Assets
     Schedule E     -    Assumed Contracts
     Schedule F     -    Information Binder
     Schedule G     -    Intentionally Left Blank
     Schedule H     -    Orders of Regulatory Agencies
     Schedule I     -    Pending Litigation

ARTICLE 3 - SALE OF PURCHASED ASSETS
------------------------------------

3.1  PURCHASED ASSETS
     ----------------

     On the terms and subject to the fulfillment of the conditions hereof, CN hereby agrees to sell, transfer and assign to SLQ, and SLQ hereby agrees to purchase and accept from CN, as at the Closing Date, all of CN's right, title and interest in the following real and personal property comprising CN's Sherbrooke Line, but excluding the Excluded Assets:

     (a)  the Purchased Lands;

     (b) all other real property and appurtenances and operating rights now held and used by CN in providing rail service on the Sherbrooke Line, including without limitation, all attached railway works and facilities, including without limitation subgrade, grade, rails, ties, rail fastenings, ballast, other track structure and materials, track inventory, trestles, bridges, culverts, signals, communication facilities (radio towers, signal bungalows and base station radios; excluding fibre optics and fibre optic right-of-way corridor as defined in Section 18.1), buildings, crossing protection devices, and other railway fixtures and appurtenances located on the Purchased Lands;

     (c) all those hand tools, in the engineering section buildings located on the Purchased Lands, subject to ordinary wear and tear and such other changes thereto as may occur in the ordinary course of business up to the Closing Date;

     (d) all leases, licenses, contracts, agreements and commitments by or with third parties affecting or relating to the operation or ownership of the Sherbrooke Line, whether or not known to CN (excluding CN's labour agreements, interline traffic agreements and CN's interswitching agreement with Quebec Southern Railway), including without limitation CN's rights and obligations under those leases, licenses, contracts and agreements listed in Schedule E, subject, however, to

          (i)    Section 3.4 in reference to confidential contracts;

          (ii) the limitations set out in Section 7.2 on the assignment of leases, licenses, contracts and agreements without consent; and

          (iii) obligations or liabilities of CN arising out of or related to events occurring or conditions existing on the Purchased Assets prior to the Commencement Date or the operation of CN's business thereon prior to the Commencement Date, and those that accrue after the Commencement Date which are for benefits received by CN;

     (e) except as otherwise provided in this Agreement or in other agreements referred to herein, all of the rights and benefits and all of the duties and obligations associated with the Sherbrooke Line and the operation of the railroad business thereon, to which SLQ shall hereby succeed and assume.

3.2  PERMITTED ENCUMBRANCES
     ----------------------

     Those parts of the Purchased Assets specified in Paragraphs 3.1(a) and (b) shall, on the Closing Date, be free and clear of all mortgages, encumbrances, charges and other third party rights or interests, with the exception of the Assumed Contracts, Agency Orders, all other statutory rights, duties obligations and liabilities, and the reservations and exceptions appearing in the existing certificates of title in respect of the Purchased Lands and any statutory exceptions.

3.3  MINES AND MINERALS
     ------------------

     Notwithstanding anything to the contrary herein contained, CN will exempt and reserve to itself all of the oil, gas and other minerals on, in and under the Purchased Lands, together with the right of access thereto, provided however that said exemption, reservation and right do not interfere with SLQ'S operations and business of the Sherbrooke Line.

3.4  CONFIDENTIAL CONTRACTS
     ----------------------

     Confidential contracts entered into by CN, pursuant to the provisions of the National Transportation Act, 1987 and the Canada Transportation Act, 1996, shall not be disclosed or assigned to SLQ as part of the Purchased Assets; provided, however, that in respect of any confidential contract for intraline traffic on the Sherbrooke Line, such confidential contract may be assigned to SLQ with the prior written consent of the applicable customer. If the prior written consent of such intraline customer is not obtained, CN will pay to SLQ all rates and other compensation paid to CN by the customer under such confidential contract, provided SLQ is prepared to and does carry out the terms and conditions and assumes all responsibility for the fulfillment of such confidential contract, provided however that such non assignable confidential contracts shall be disclosed to SLQ.

3.5  TAXES
     -----

     SLQ shall be liable for and pay all applicable Federal and Provincial sales tax (including any Goods and Services Tax, retail sales taxes and transfer taxes) and all other taxes, duties, fees or other similar charges of any jurisdiction properly payable in connection with the transfer of Purchased Assets by CN to SLQ.

3.6  GOODS AND SERVICES TAX AND SALES TAX PROCEDURES FOR REAL PROPERTY
     -----------------------------------------------------------------

     Notwithstanding the foregoing, SLQ and CN agree that the purchase by SLQ of those Purchased Assets that are real property within the meaning of subsection 123 (1) of the Excise Tax Act (Canada) (the "GST Legislation"), and Section 1 of the Quebec Sales Tax Act (the "QST Legislation") including without limitation the Purchased Assets described in Paragraphs 3.1(a) and
     (b) hereof, is governed by the provisions of paragraphs 221(2)(b) and 228(4)(a) of the GST Legislation and Sections 423 and 438 of the QST Legislation. Accordingly, CN has no obligation to collect goods and services tax and SLQ shall self-assess the goods and services tax to which it is liable in respect of the purchase of such real property.

     SLQ will hold harmless and indemnify CN from and against all liabilities, claims and demands whatsoever in connection with SLQ failing to be a recipient described in paragraph 221(2)(b) of the GST Legislation and
     Section 423 of the QST Legislation, or failing to self-assess the goods and services tax in respect of the purchase of such real property in the time and manner contemplated by paragraph 228(4)(a) and subsection 228(6) of the GST Legislation and by Sections 438 and 441 of the QST Legislation. This indemnity shall survive the completion of this Agreement.

3.7  NO WARRANTY OF TITLE
     --------------------

     Subject to the provisions of Sections 3.2 and 8.1, it is understood and agreed that CN will convey the Lands to SLQ on Closing without warranty as to the titles and without guarantee as to the compliance of the sold assets with respect to any legislation, including legislation applicable to environmental protection.

ARTICLE 4 - PURCHASE PRICE
--------------------------

4.1  CONSIDERATION
     -------------

     The consideration to be paid by SLQ to CN for the Purchased Assets shall be:

     (i) the sum of Seven Million Dollars ($7,000,000.00), payable as set out herein;

     (ii) SLQ's undertaking to abide by the contractual arrangements described in the Operating, Marketing and Interchange Agreement, as well as the contractual arrangements described herein;

     (iii) The granting by SLQ to CN of perpetual running rights over the Sherbrooke Line for the purpose of overhead traffic.

     All payments shall be paid in the form of cash, certified cheque or the equivalent unless otherwise specified.

4.2  DEPOSIT
     -------

     The parties acknowledge that SLQ has deposited with CN the initial deposit amount of One Hundred Thousand Dollars ($100,000.00). SLQ shall deposit the further sum of one Million Dollars ($1,000,000.00) with CN on execution of this Agreement, and SLQ's total deposit of One Million One Hundred Thousand Dollars ($1,100,000.00), plus any interest earned on that amount, will be held by CN in accordance with the following terms and conditions:

     (a) In the event of the termination of this Agreement pursuant to Paragraphs 14.1 (a), (b), (d), (e), (f), or (h) hereof, SLQ's full deposit of One Million One Hundred Thousand Dollars ($1,100,000.00), together with any interest earned, shall be returned to SLQ.

     (b) In the event of the termination of this Agreement pursuant to Paragraphs 14.1(c) and (g) hereof, One Hundred Thousand Dollars ($100,000.00) of SLQ's full deposit shall be retained by CN as liquidated damages and the remainder of the full deposit, together with any interest earned thereon, shall be returned to SLQ.

     (c) In the event of a dispute between SLQ and CN over the disbursement of SLQ's deposit, CN shall continue to hold One Hundred Thousand Dollars ($100,000.00) of the deposit and any interest thereon pending the final resolution of such dispute, and the remainder of the deposit, with any interest earned thereon, shall be returned to SLQ.

4.3  PURCHASE PRICE
     --------------

     The Purchase Price shall, subject to adjustments as provided for herein, be paid by SLQ to CN in the manner set forth below:

     (a) One Million One Hundred Thousand Dollars ($1,100,000.00) by way of credit of the full deposit, as provided in Section 4.2, towards the Purchase Price; and

     (b) the balance of the Purchase Price, namely Five Million Nine Hundred Thousand Dollars ($5,900,000.00) in cash, paid on the Closing Date, in the manner provided in Section 5.2. The amount payable on the Closing Date shall be reduced by any interest earned on the deposits made pursuant to Section 4.2 until the Closing Date.

4.4  ADJUSTMENTS
     -----------

     The Purchase Price shall be adjusted effective as of the Closing Date in respect of the following matters:

     (a) real property taxes and utilities for the Purchased Lands and the improvements on the Purchased lands;

     (b) pre-payments or regularly scheduled payments made in advance or in arrears under the Assumed Contracts, where such amounts are in excess of One Thousand Dollars ($1,000.00);

     (c)  charges and allocation of revenues; and

     (d)  accrued interest on the deposit amount up to the Commencement Date.

     The foregoing adjustments will be estimated by CN and SLQ at the Closing, with a final reconciliation to be completed no later than 45 days following the Closing.

4.5  ALLOCATION
     ----------

     SLQ and CN agree to allocate the Purchase Price among the Purchased Assets, as follows, and report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes, in a manner consistent with such allocation:

          i)   Land                   $ 1.5M
          ii)  Railway Structure      $ 5.3M
          iii) Buildings              $ 0.2M

4.6  EMPLOYEE LIABILITIES
     --------------------

     All Employee Liabilities shall be for the account of CN, including Employee Liabilities owed to those Employees who may be offered and who may accept employment with SLQ on or after the Closing Date. CN agrees to pay or satisfy all Employee Liabilities and to indemnify and save harmless SLQ for any liability that SLQ may incur after Closing in respect of any and all Employee Liabilities.

ARTICLE 5 - CLOSING
-------------------

5.1  CLOSING DATE AND PLACE
     ----------------------

     The Execution of the Agreement shall take place at the offices of CN's counsel in Montreal, Quebec on November 25, 1998 at 11:00 hours, or on such other date and at such other time as may be mutually agreed.

5.2  PAYMENT OF FUNDS
     ----------------

     As of the Closing Date, SLQ shall deliver the balance of the Purchase Price, namely Five Million Nine Hundred Thousand Dollars ($5,900,000.00) to the instrumenting notary, such amount to be held in trust until the registration of the notarial Deed of Sale wherever necessary, without adverse entries.

     However from December 1/st/, 1998, interest on the full purchase price will accrue to the benefit of CN and be payable by SLQ at the Closing Date.

5.3  EXECUTION OF AGREEMENTS
     -----------------------

     At or before November 25, 1998, or as otherwise mutually agreed, SLQ and CN will execute and deliver the Operating, Marketing and Interchange Agreement, together with such other executed documents as may be required or necessary as set out herein.

5.4  CLOSING DOCUMENTS
     -----------------

     At the Closing, subject to the satisfaction of all conditions and conditions precedent, CN shall execute and deliver to SLQ all registerable instruments of transfer, assignments, bills of sale and other documents as shall be necessary to effectively transfer to SLQ the Purchased Assets, and shall deliver to SLQ possession thereof on Closing.

5.5  OPINION OF CN'S COUNSEL
     -----------------------

     At the Closing, CN shall deliver to SLQ the opinion of CN's counsel, dated as of the Closing Date, in a form satisfactory to SLQ's counsel, to the effect that the corporate existence, good standing, and authorization of CN are as represented and warranted in Paragraph 8.1(a), and that the execution, validity and enforceability of this Agreement are as represented and warranted in Section 8.1(a).

5.6  OPINION OF SLQ'S COUNSEL
     ------------------------

     At the Closing, SLQ shall deliver to CN the opinion of SLQ's counsel, dated as of the Closing Date, to the effect that the corporate existence, good standing and authorization of SLQ are as represented and warranted in Paragraph 8.3(a), that the execution, validity and enforceability of this Agreement are as represented and warranted in Paragraph 8.3(a), and that SLQ holds a Certificate of Fitness, or such regulatory approval as required, and has full power and authority to operate a railway as provided in Paragraph 8.3(a).

ARTICLE 6 - INVESTIGATION BY SLQ
--------------------------------

6.1  INFORMATION BINDER
     ------------------

     CN has provided to SLQ the Information Binder, which contains descriptions and historical data relating to the Sherbrooke Line and the results of operations of the rail service along the Sherbrooke Line (See Schedule "F"). The description and data in the Information Binder and in the books and records of CN were prepared by CN in the ordinary course of business. CN makes no warranty of completeness or accuracy of such descriptions and data, which are being made available to SLQ for information purposes only.

6.2  INSPECTION OF LINE
     ------------------

     SLQ understands that it is acquiring the Purchased Assets in "as is, where is" condition. SLQ acknowledges that CN has provided a reasonable opportunity to SLQ for inspection and review of the Sherbrooke Line prior to the execution of this Agreement. SLQ represents that it has undertaken such inspection and review of the Sherbrooke Line as SLQ deems appropriate to SLQ's determination of the suitability of the Sherbrooke Line for SLQ's operations. Prior to Closing, SLQ shall have a reasonable opportunity for such further inspection and review as SLQ shall, in its sole discretion, deem appropriate to confirm the suitability of the Sherbrooke Line for SLQ's operations.

6.3  INSPECTION OF RECORDS AND ASSETS
     --------------------------------

     Subject to Section 3.4, CN has, between the date of the Agreement in Principle and the date hereof, provided SLQ with reasonable opportunity, during regular business hours, to inspect books, contracts, agreements, plans, reports and records reflecting or relating to the Sherbrooke Line and Purchased Assets, and SLQ represents that it has completed its due diligence with respect thereto by Closing. At Closing, CN will turn over to SLQ all original books, contracts, agreements, plans, reports and records with respect to the Sherbrooke Line and the Purchased Assets, provided, however, that SLQ agrees to make any such original records available to CN under reasonable terms and conditions for use in any litigation or investigation involving CN.

6.4  RIGHT-OF-WAY PLANS
     ------------------

     SLQ shall acknowledge receipt, as at the Closing Date, of a copy of CN's Right-of-way Plans covering the Sherbrooke Line, with such changes as have been made by CN in the ordinary course of business. CN makes no warranty of completeness, currency or accuracy of such Right-of-way Plans, which have been provided to SLQ for informational purposes only. SLQ shall be responsible for any costs associated with the provision of any information or documentation requested by SLQ, including surveys, not in the possession of CN or which CN cannot reasonably provide.

6.5  SURVEYS
     -------

     SLQ acknowledges that CN shall have no obligation with respect to any survey, severance, and subdivision costs relating to the Sherbrooke Line after the Closing Date. Any survey which SLQ may undertake shall be at SLQ's risk and expense.

6.6  CONFIDENTIALITY
     ---------------

     CN and SLQ agree that:

     (a) Each party will treat in confidence this Agreement, including all documents, materials and other information relating to this Agreement, and all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and all other related documents. The obligation of each party to treat such agreements, documents, materials and other information in confidence shall not apply to any information which (i) was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such other party, or (iv) is later lawfully acquired by such party from other sources.

     (b) This Agreement and any information obtained from CN shall be treated as confidential and shall not be disclosed to any third party (other than to a government or regulatory authority entitled to the disclosure thereof by law and to each party's affiliates, consultants or their respective representative, solicitors and accountants) except in situations where a valid judicial decision may order the Agreement to be disclosed either in whole or in part. The parties submitting the Agreement to such governmental or regulatory authority shall request the governmental or regulatory authority to preserve the confidentiality of the business sensitive portions of the Agreement.

     (c) In the event the transaction contemplated herein is not completed and this Agreement is terminated, each party will treat in confidence all documents, materials and other information and findings which it or any of its consultants, affiliates or their respective representatives, solicitors and accountants shall have obtained or made regarding the other party during the course of the negotiations relating to this Agreement, the investigation of the other party and the preparation of this Agreement and other documents relating to this Agreement, and shall promptly return to the other party all copies of non-public documents and materials which may have been furnished in connection therewith.

     (d) Other than as specified herein, neither of the parties hereto shall make any public announcement or disclosure concerning this Agreement, the transactions contemplated hereby or the information required to be kept confidential hereunder to any party without the prior written consent of the other party unless, in the written opinion of counsel, such party is compelled by law to do so, including pursuant to public disclosure requirements under applicable securities legislation, and then only with prior written notice to the other party, except that the parties acknowledge the Emons Transportation Group Inc., an affiliate of the Purchaser, is required pursuant to US securities law applicable to it to file a copy of this Agreement with the SEC in electronic form. Both SLQ and CN shall consult with each other and give each other the opportunity to comment on the text of any announcement proposed to be made by it in this regard.

6.7  RISK
     ----

     The Purchased Assets shall be at the risk of CN until the Closing has been completed.

ARTICLE 7 - LEASES, LICENSES, CONTRACTS AND ORDERS
--------------------------------------------------

7.1  ASSUMED CONTRACTS AND AGENCY ORDERS
     -----------------------------------

     It is understood and agreed that the Purchased Assets will be sold subject to the Assumed Contracts and Agency Orders in effect on the Closing Date, whether or not shown on the Right-of-way Plans and whether or not recorded in the public land records. Subject to Section 3.4, CN represents that Schedule E is a list of all leases, licenses, contracts and agreements known to CN. CN represents and warrants that no contract not listed on Schedule E will have a material adverse effect on SLQ's ability to operate the Sherbrooke Line or to conduct its business.

7.2  BENEFITS AND OBLIGATIONS
     ------------------------

     Subject to Paragraph 3.1(d) and Section 3.4, SLQ shall, to the extent assignable, succeed to all of the rights and benefits and shall assume all of the duties and obligations under the Assumed Contracts and Agency Orders as and from the Commencement Date. CN agrees to indemnify and save harmless SLQ against all claims or obligations associated with an Assumed Contract and Agency Order to the extent such claim can be attributable to an incident which occurred before the Commencement Date. To CN's knowledge, such Assumed Contracts and Agency Orders will not have a material adverse effect on SLQ's ability to operate the Sherbrooke Line in substantially the same manner as operated by CN. To the extent that the assignment of any agreement, contract, lease, commitment, or undertaking to be assigned, as provided herein, shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof, but CN agrees that it will use its best efforts to obtain the written consent of the other parties to all material agreements, contracts, leases, commitments, and undertakings to the assignment thereof, and if such consent is not obtained, CN will cooperate with SLQ in any reasonable arrangement designed to provide for SLQ the benefits under any such material agreements, contracts, leases, commitments, and undertakings, including enforcement at SLQ's cost of any and all rights of CN against another party thereto arising out of the breach or cancellation thereof by another party or otherwise. CN makes no representation with respect to the effect of any failure to obtain any such consent to the transfer or assignment of any such material leases, licenses, contracts, or orders on SLQ's ability to operate the Sherbrooke Line. Nothing herein shall require CN to make any payments to a lessor or other party to any such agreement or to incur any legal or enforcement costs in furtherance of the objectives described in this paragraph.


ARTICLE 8 - REPRESENTATIONS AND WARRANTIES
------------------------------------------

8.1  CN'S REPRESENTATIONS AND WARRANTIES
     -----------------------------------

     Subject to the fulfillment of matters set out in Article 9, CN undertakes, represents and warrants to SLQ that:

     (a) CN is a validly organized and existing corporation, and in good standing, under the laws of Canada, with full power and authority to enter into and perform all of its obligations under this Agreement and the agreements referred to or set forth in the Schedules;

     (b) On the Closing Date, subject to prior performance of the conditions and conditions precedent set out in this Agreement, and subject only to the Assumed Contracts, and Agency Orders, CN will have good and valid title to all of the Purchased Assets, and CN's title and interest in the Purchase Assets will be free and clear of adverse claims;

     (c) CN is the sole and beneficial owner of the Purchased Assets and is not a non-resident of Canada within the meaning and intent of the Income Tax Act (Canada);

     (d) On the Execution Date and as of the Closing Date, there is no litigation pending nor, to the best knowledge of CN threatened, including without limitation claims made by or on behalf of aboriginal peoples, with respect to the Purchased Assets, other than as disclosed in Schedule I;

     (e) There is no material adverse change in the physical condition of the Purchased Assets or the business conducted thereron between the date of the Agreement in Principle and the Commencement Date, subject always to ordinary wear and tear;

     (f) CN will operate and manage the Sherbrooke Line up to the Commencement Date, in the same manner that it has been operated prior to the date hereof and as would a reasonably competent and prudent owner of comparable assets;

     (g) As of the Execution Date of this Agreement, the only Agency Orders affecting the Sherbrooke Line are those set forth in Schedule H, and CN shall advise SLQ of any additional such orders as of the Commencement Date. CN makes no representation or warranty that any or all of such orders will or will not be binding upon the operation of SLQ;

     (h) As of the Execution Date of this Agreement, to the best knowledge of CN, the only Assumed Contracts affecting the Sherbrooke Line are those set forth in Schedule E, all of the Assumed Contracts are valid and subsisting, with no default existing thereunder, and CN shall advise SLQ of any change as of the Commencement Date;

     (i) Subject to Section 7.2, CN has good right and lawful authority to assign the Assumed Contracts to SLQ;

     (j) CN shall not, from the date of the Agreement in Principle, enter into any new agreements relating to the Purchased Assets (except any renewals of subsisting agreements on subsisting terms and conditions), except upon such terms and conditions as may be approved by SLQ in writing;

     (k) As of the Execution Date and as of the Commencement Date, to the best knowledge of CN, neither CN nor any person for whom in law CN is responsible has caused or permitted any contaminant to be disposed of on or under the Purchased Lands, other than oil, grease and similar petroleum products inherent in a rail operation, and that there are no pending claims or proceedings arising out of alleged or actual violations of environmental laws or regulations on or relating to the Sherbrooke Line. CN holds all permits and has obtained all environmental authorizations required to possess the Purchased Assets and for its operations. CN acts and continues to act in compliance with all environmental obligations;

     (l) As of the Execution Date and as of the Commencement Date, CN has not received any complaint, order or direction remaining unremedied from any competent authority concerning the use of the Sherbrooke Line, or the non-compliance of the use of the Sherbrooke Line with any applicable statute, law, bylaw, regulation or ordinance affecting the same;

     (m) As of Closing, all necessary corporate action will have been taken by CN to validly approve, ratify, confirm and adopt this Agreement and any agreement referred to or set forth in the Schedules, and to authorize the execution and delivery of all documents contemplated or required herein and the performance of all acts and consummation of all transactions on the part of CN to be done or performed hereunder;

     (n) Neither this Agreement nor any document to be delivered by CN, nor any certificate, report, statement or other document furnished by CN in connection with the negotiation of this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

     (o) CN has sufficient title to the Purchased Assets used in the conduct of its rail operations to conduct those operations in the manner in which they are currently being conducted which titles are subject to the Assumed Contracts to be assumed by SLQ, Permitted Encumbrances and orders of regulatory authorities; and

     (p) As of the Commencement Date, CN has complied in all material respects with all applicable laws, rules, obligations, regulations and orders relating to the Employees working on or for the Sherbrooke Line including those relating to fees, contributions and assessments to be paid by an employer in the normal course of business and there are no outstanding amounts to be paid to the Commission de la sante et de la securite du travail ("CSST") or any Governmental body or agency with regard to CN employees who worked on or for the Sherbrooke Line for which SLQ could be held liable.

8.2  DISCLAIMER
     ----------

     SLQ acknowledges and agrees that the Purchased Assets are being sold and purchased on an "as is, where is" basis and, subject to the express representations and warranties given in Section 8.1, CN makes no further representations or warranties to SLQ of any kind, character or nature, whether express or implied, statutory or otherwise, with respect to the Purchased Assets, including, without limitation, the design or condition of the Sherbrooke Line and the Purchased Assets, their safety, their compliance with governmental laws and regulations, their merchantability or fitness for any particular purpose, the quality of the material or workmanship or conformity to their intended use or marketability of title to the lands.

8.3  SLQ'S REPRESENTATIONS AND WARRANTIES
     ------------------------------------

     Subject to the fulfillment of matters set out in Article 9, SLQ undertakes, represents and warrants to CN that:

     (a) SLQ is a validly organized and existing corporation, and in good standing under the laws of Canada, authorized to carry on business as a railway in the Province of Quebec and holding a Certificate of Fitness pursuant to the provisions of the Canada Transportation Act, with full power and authority as of the Commencement Date to operate a railway in accordance with the provisions of the Canada Transportation Act, and to enter into and perform all of its obligations under this Agreement and the agreements referred to or set forth in the Schedules;

     (b) SLQ is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, rule, regulation, judgment, order, writ, decree or law which would be violated, contravened, breached by or under which default would occur as a result of the execution, delivery and performance of this Agreement or any agreement referred to or set forth in the Schedules, or the performance by it of any of the terms of this Agreement or any such agreement;

     (c) As of the Execution Date, all necessary corporate action will have been taken by SLQ to validly approve, ratify, confirm and adopt this Agreement and any agreement referred to or set forth in the Schedules, and to authorize the execution and delivery of all documents contemplated or required herein and the performance of all acts and consummation of all transactions on the part of SLQ to be done or performed hereunder;

     (d) SLQ will, during the term of the Operating, Marketing and Interchange Agreement, or any renewal thereof, abide at all time with the rules of the Association of American Railroads (AAR) and adhere to standard AAR equipment maintenance standards and become and remain a member of the Railway Association of Canada;

     (e) SLQ will maintain and operate the Sherbrooke Line as an operating line providing services to existing and future rail users, in accordance with rail common carrier standards during the term of the Operating, Marketing and Interchange Agreement, and as may be prescribed from time to time by authorities having jurisdiction, unless relieved from such standards by authorities having such jurisdiction; and

     (f) Neither this Agreement nor any document to be delivered by SLQ, nor any certificate, report, statement or other document furnished by SLQ in connection with the negotiation of this Agreement, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

8.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     ------------------------------------------

     All undertakings, representations and warranties set out in Section 8.1 and paragraphs 8.3(a), (b), (c) and (f), with the exception of Paragraphs 8.1(b) to (d) inclusive, (h), (k), (o), and (p) which shall survive forever after the Closing Date, shall survive and shall continue in full force and effect for the benefit of CN or SLQ, as the case may be, for a period of two years after the Closing Date, after which time, if no claim shall have been made prior to the expiry of the two-year period against a party with respect to any incorrectness or with respect to any breach of any undertaking, representation or warranty made by that party, that party shall have no further liability with respect to the undertakings, representations or warranties.


ARTICLE 9 - CONDITIONS PRECEDENT
--------------------------------

9.1  MUTUAL CONDITIONS PRECEDENT
     ---------------------------

     This Agreement is executed subject to each of the following mutual conditions precedent being satisfied and/or performed:

     (a) Approvals, consents, orders and authorizations of any persons or governmental bodies having authority, including without limitation, all registrations, recordings and filings with public authorities, all agency orders, government and regulatory permits and licenses and all other authorities required to enable SLQ to carry on the operation of a railway line in the manner contemplated herein, including the approval under the ICC Termination Act regarding the existing trackage rights granted by St.Lawrence & Atlantic Railroad Company to CN, if necessary;

     (b) The issuance of a Certificate of Fitness, or such regulatory approval as required, to SLQ in conformance with the provisions of Paragraph 8.3(a);

     (c) Agreement being reached between SLQ and the trade unions that represent the various scheduled employees involved in the operation and maintenance of the Sherbrooke Line immediately prior to the Commencement Date, setting out the terms and conditions of employment of such employees;

     (d) Agreement being reached between CN and the trade unions that represent the various scheduled employees of CN involved in the operation and maintenance of the Sherbrooke Line, settling any and all employment security or similar issues;

     (e) CN to notify SLQ of any material change in the business, affairs, operations, assets, liabilities (contingent or otherwise) which are material to the business of the Sherbrooke Line; and

     (f) The physical condition of the Purchased Assets and state of the business affairs and operations of the Sherbrooke Line not being substantially and materially different from such physical condition and state on the date of the updated Booklets.

9.2  MUTUAL WAIVER
     -------------

     Subject to the satisfaction and performance of SLQ's conditions, set out in
     Article 10, and CN's conditions, set out in Article 11, and the mutual conditions precedent set out in Section 9.1, this Agreement shall be in full force and effect and binding on the parties, but otherwise it shall be null and void without liability between the parties. It is acknowledged by both parties that the conditions set out in Section 9.1 are for the benefit of both CN and SLQ and may not be unilaterally waived by either CN or SLQ.


ARTICLE 10 - SLQ'S CONDITIONS
-----------------------------

10.1 CONDITIONS
     ----------

     The obligations of SLQ to complete the purchase of the Purchased Assets under this Agreement shall be subject to the following conditions:

     (a) all of the written representations and warranties of CN made in this Agreement are true and correct in all material respects as of the Closing;

     (b) CN has performed or complied with, in all respects, all of its obligations, covenants and agreements required under this Agreement to be performed or complied with as of the Closing;

     (c) SLQ being satisfied, in its sole discretion, with the investigation conducted pursuant to Sections 6.1 to 6.3; and



10.2 FINANCING
     ---------

     SLQ shall not be obligated to complete the purchase and sale of the Purchased Assets under this Agreement if as a reason of unsettled conditions in general financial markets it has not been able to conclude financing for such acquisition.

10.3 WAIVER BY SLQ
     -------------

     In the event that any of SLQ's conditions are not performed or satisfied at or before the Closing and SLQ does not waive that condition in accordance with this Section 10.3, this Agreement shall be null and void without liability between the parties. It is acknowledged by both parties that the conditions set forth in Section 10.1 are for the sole benefit of SLQ and may be unilaterally waived by SLQ by notice in writing delivered to CN on or before the Closing Date.


ARTICLE 11 - CN'S CONDITIONS
----------------------------

11.1 CONDITIONS
     ----------

     The obligation of CN to complete the sale of the Purchased Assets under this Agreement shall be subject to the following conditions:

     (a) All of the written representations and warranties of SLQ made in this Agreement are true and correct in all material respects as of the Closing; and

     (b) SLQ has performed or complied with, in all respects, all of its obligations, covenants and agreements required under this Agreement to be performed or complied with as of the Closing.

11.2 WAIVER BY CN
     ------------

     In the event that any of CN's conditions are not performed or satisfied at or before the Closing and CN does not waive that condition in accordance with this Section 11.2, this Agreement shall be null and void without liability between the parties. It is acknowledged by the parties that the conditions set forth in Section 11.1 are for the sole benefit of CN and may be unilaterally waived by CN by notice in writing delivered to SLQ on or before Closing Date.


ARTICLE 12 - INDEMNITY
----------------------

12.1 CN shall indemnify, protect, defend and hold harmless SLQ, its officers, agents and employees, from and against any and all liability of whatsoever kind or degree, cost and expense arising out of or connected with any personal injury, property loss or damage, occurring on or about the Sherbrooke Line, or arising out of the use of the Sherbrooke Line or the Purchased Assets, or any portion thereof, by parties other than SLQ, its officers, agents and employees, or violation of any law or regulation and relating to events occurring prior to the Commencement Date, except for any such liability caused by the deliberate or negligent acts of SLQ, its officers, agents or employees. SLQ shall indemnify, protect, defend and hold harmless CN, its officers, agents and employees from and against any and all liability of whatsoever kind or degree, cost and expense arising out of or connected with any personal injury, property loss or damage, occurring on or about the Sherbrooke Line, or arising out of the use of the Sherbrooke Line or the Purchased Assets, or any portion thereof, by parties other than CN, its officers, agents and employees, or violation of any law or regulation and relating to events occurring on or subsequent to the Commencement Date, except for any such liability caused by the deliberate or negligent acts of the CN, its officers, agents or employees.

12.2 Effective as and from the Closing, each of CN and SLQ shall indemnify and save harmless the other from and against any and all damage, loss or liability of whatsoever kind or degree, cost and expense arising out of or connected with any non-fulfillment of any covenant or agreement on the part of such party under this Agreement or any incorrectness in or breach of any representation or warranty of such party contained in this Agreement or any certificate or other document furnished by such party pursuant to this Agreement.

12.3 The obligations of indemnification contained in Sections 12.1 and 12.2 above, in respect of the damage, loss or liability described therein, shall be subject to the requirement that the party obligated to indemnify the other party (the "Indemnifying Party") shall, in respect of any claim made by any third party, be notified of all material particulars thereof and be afforded an opportunity, at its sole expense, to resist, defend and compromise the same provided that the Indemnifying Party shall not be obligated to do so; and further provided that if the Indemnifying Party does not assume the defense of that claim, the party to be indemnified may defend against the claim in a manner it deems appropriate and may take such action as may be reasonably prudent in the circumstances to settle any such claim, the reasonable costs of such defense and other action to be at the sole expense of the Indemnifying Party.


ARTICLE 13 - ENVIRONMENTAL MATTERS
----------------------------------

13.1 ACKNOWLEDGMENT OF ENVIRONMENTAL STATUS
     --------------------------------------

     SLQ hereby acknowledges that the Sherbrooke Line is, and has been, utilized as active freight railway line. CN agrees to make available to SLQ all environmental assessments, surveys and information currently in CN's possession, and agrees to cooperate with SLQ with respect to any environmental survey it may need to undertake. SLQ acknowledges receipt of a Phase I Environmental Assessment in respect of the Sherbrooke Line. CN makes no representation or warranty with respect to the accuracy or completeness of said environmental assessment, survey and information.

13.2 SLQ AND CN'S INDEMNITIES
     ------------------------

     (a)  SLQ will:

          (i) indemnify and hold harmless CN and its officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns from all liability, costs, expenses, lawyers' fees and costs, fines, penalties or civil judgments resulting from any violation or claimed violation for which SLQ is responsible under the Agreement or the Operating, Marketing and Interchange Agreement, of any federal, provincial or local law, rules, regulation or ordinance controlling track maintenance standards and soil, air, water, noise, hazardous waste, solid waste or other pollution or relating to the storage, transport, release or disposal of hazardous materials, substances, wastes or other pollutants arising after the Commencement Date and from any violations of this section; and

          (ii) reimburse CN and its officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns for all costs and expenses incurred by CN or its officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns in eliminating or remedying such violations, pollution or contamination for which SLQ is responsible under this Agreement or the Operating, Marketing and Interchange Agreement.

     (b)  CN will:

          (i) indemnify and hold harmless SLQ and its officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns from all liability, costs, expenses, lawyers' fees and costs, fines, penalties or civil judgments resulting from any violation or claimed violation of any federal, provincial or local law, rules, regulation or ordinance controlling track maintenance standards and soil, air, water, noise, hazardous waste, solid waste or other pollution or relating to the storage, transport, release or disposal of hazardous materials, substances, wastes or other pollutants arising prior to the Commencement Date and from any violations of this section; provided that the burden of proof that such occurred prior to the Commencement Date shall rest with SLQ.

          (ii) reimburse SLQ and its officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns for all costs and expenses incurred by SLQ or its officers, directors, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns in eliminating or remedying the violations, pollution or contamination set out in Paragraph 13.2(b)(i) hereof provided that the burden of proof that such has occurred prior to the Commencement Date shall rest with SLQ.

13.3 REMEDIATION BY CN
     -----------------

     In the event that as a result of the condition of the Sherbrooke Line or occurrences prior to the Commencement Date a competent governmental authority (the "Authority") requires all or a portion of the Sherbrooke Line to be remediated in accordance with applicable environmental laws (the "Remediated Lands"), CN shall, at its own expense, carry out the remediation of the Remediated Lands required by an Authority to the extent required under applicable environmental laws and consistent with the use of the Sherbrooke Line as set out herein.


ARTICLE 14 - TERMINATION
------------------------

14.1 This Agreement and the consummation of the transactions contemplated by this Agreement may be terminated prior to the Closing Date:

     (a)  by the mutual agreement of CN and SLQ at any time;

     (b) by SLQ, if there has been a material failure of CN to comply with its obligations under this Agreement, including the obligation to deliver the opinions specified in Section 5.5, or a breach of CN's representations and warranties at Closing that would have a material adverse effect on the value of the Purchased Assets or SLQ's ability to operate the Sherbrooke Line substantially in the manner previously operated by CN;

     (c) by CN, if there has been a material failure by SLQ to comply with its obligations under this Agreement

     (d) by either party, in the event of the issuance of any required approval of any government agency having jurisdiction which imposes conditions related to the operation of the Sherbrooke Line which are unacceptable to either party;

     (e) by either party, in the event there is a material adverse change in the physical condition of the Purchased Assets or the business conducted thereon between the date of the Agreement in Principle and the Commencement Date which CN is not prepared to remedy and SLQ is not prepared to waive;

     (f) by either party, in the event one or more of the conditions precedent specified in Section 9.1 are not fulfilled;

     (g)  by CN, in the event one or more of the CN's conditions specified in
          Section 11.1 are not fulfilled; and

     (h)  by SLQ, in the event one or more of the SLQ's conditions specified in
          Section 10.1 are not fulfilled and/or if SLQ has not been able to conclude the financing referred to at Section 10.2.


ARTICLE 15 - NOTICE
-------------------

15.1 Any notice, request, demand or other document required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by prepaid registered mail or if transmitted by a form of recorded electronic communication,

     (a)  To CN at:

          CANADIAN NATIONAL RAILWAY COMPANY
          935, rue de La Gauchetiere ouest
          11e etage
          Montreal (Quebec)
          H3B 2M9

          Attention:  Francois Hebert
                      Assistant Vice-President - Strategic and Financial
                      Planning
                      Telephone:    (514) 399-4333
                      Facsimile:    (514) 399-8823

     (b)  To St.Lawrence & Atlantic Railroad (Quebec) Inc. at:

          ST.LAWRENCE & ATLANTIC RAILROAD (QUEBEC) INC.SLQ
          416 Lewiston Junction Road
          Auburn, Maine
          USA 04210

          Attention:  President
                      Telephone:   (207) 782-5680
                      Facsimile:   (207) 782-5857

          With copy to:

          EMONS TRANSPORTATION GROUP INC.
          96 South George Street
          Suite 400
          York, Pennsylvania
          USA  17401

          Attention:  Chief Financial Officer
          Telephone:  (717) 771-1700
          Facsimile:  (717) 854-6275

15.2 Any writing given in the manner set out in Section 15.1 shall be deemed given if and when personally delivered or if mailed in the manner therein provided shall be deemed given ten business days after posting. Any notice transmitted by a form of recorded electronic communication shall be deemed given and received on the date of transmission if received during the normal business hours of the recipient and on the first business day after its transmission if it is received after the end of normal business hours on the date of transmission.

15.3 In the event of disruption or threatened disruption of regular mail services by strike or threatened strike, all such notices, requests and other communications shall be deemed to have been duly given only if personally delivered in the manner provided in Section 15.1 or sent by recorded electronic communication.


ARTICLE 16 - OPERATING LEASE
----------------------------

CN hereby grants to SLQ for the consideration set out herein, in respect of the Purchased Assets, a right in the nature of a lease (the "Lease") to operate with SLQ crews and locomotives over the Purchased Assets, upon the following terms and conditions:

(a) The term of the Lease shall commence on the Commencement Date and shall continue until the Closing Date; and

(b) Notwithstanding anything herein to the contrary, the terms of this Agreement and of the Operating Marketing and Interchange Agreement shall apply to the Purchased Assets during the term of the Lease.


ARTICLE 17 - GENERAL
--------------------

17.1 FURTHER ACTION
     --------------

     Each of the parties shall take all actions as are within its power to control, and use its best efforts to cause other actions to be taken which are not within their power to control, so as to further comply with any conditions set out in this Agreement.

17.2 EXPENSES
     --------

     All costs and expenses, including, without limitation, the fees and disbursements of legal counsel, incurred in connection with this Agreement and the transaction contemplated, shall be paid by the party incurring that expense.

17.3 ENTIRE AGREEMENT
     ----------------

     This Agreement and the Schedules constitute the entire agreement between the parties and, except as stated, contain all of the representations and warranties of the respective parties. There are no verbal statements, representations, warranties, undertakings or agreements between the parties. This Agreement may not be amended or modified in any respect, except by written instrument executed by the parties.

17.4 TIME OF THE ESSENCE
     -------------------

     Time shall be of the essence of this Agreement.

17.5 ASSIGNMENT
     ----------

     Subject to the provisions of this Section 17.5, neither this Agreement nor any rights or obligations under it shall be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. CN consents to the assignment of this Agreement to the LaSalle National Bank or other lender for the purposes of security for financing the Sherbrooke Line, but such consent will not be deemed to waive or modify in any respect any of the rights of CN or to relieve SLQ of any of its obligations hereunder.

     Subject thereto, this Agreement shall enure to the benefit of and be binding on the parties and their respective successors, including any successor by reason of amalgamation of any party, and permitted assigns.

17.6 INTERPRETATION
     --------------

     The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The unenforceability of any provision of this Agreement in a specific situation shall not affect the enforceability of that provision in other situations or of other provisions of this Agreement.

17.7 COUNTERPARTS
     ------------

     This Agreement may be executed in counterparts, each of which shall be considered an original.

17.8 FURTHER ASSURANCES
     ------------------

     The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide those further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the Closing Date.

17.9 APPLICABLE LAW
     --------------

     This Agreement shall be governed and interpreted in accordance with the applicable laws of the Province of Quebec and Canada.


ARTICLE 18 - MISCELLANEOUS ITEMS
--------------------------------

18.1 FIBRE OPTICS FACILITIES AND OTHER UTILITIES FACILITIES
     ------------------------------------------------------

     CN reserves the exclusive right to locate on the Sherbrooke Line, without charge to CN, an easement for those purposes described in Section II of Schedule D and to retain for such purpose a right-of-way corridor through the Sherbrooke Line (the "utility right-of-way corridor"). Revenues derived from the use of the utility right-of-way corridor shall accrue solely to CN. If CN exercises its right under this provision, CN will provide SLQ with 30 days' written notice before undertaking any such work. In no event, shall CN's use of the utility right-of-way corridor interfere with SLQ's ability to provide uninterrupted rail service on or across the Sherbrooke Line, or interfere with any utility lines or other than existing use of the utility right-of-way corridor.

     If works to be performed by CN for the use of the utility right-of-way corridor render it necessary to relocate the trackage of the Sherbrooke Line or portions thereof in order for SLQ to continue to provide uninterrupted rail service on the Sherbrooke Line, outside of the purchased lands, CN shall not be entitled to commence such work unless or until it has acquired for and on behalf of SLQ necessary contiguous land for the relocation of the trackage in order for SLQ to continue to provide uninterrupted rail service despite CN's work. Further, if such work or the resulting facilities interfere with SLQ's ability to provide uninterrupted rail service on or over the Sherbrooke Line, CN, or its successors or assigns, shall bear all reasonable costs associated with any necessary relocation of the trackage, if such relocation is performed by SLQ and all costs if performed by CN or by a third party. CN shall retain an easement in, under and across the Purchased Lands for the purpose of constructing, maintaining, repairing, operating and relocating any fibre optic or utility facilities. SLQ will not locate nor grant the right to any party other than CN to locate any other fibre optic or other utility facilities on the Sherbrooke Line, except for the purposes of a local network.


IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


          CHEMIN DE FER ST-LAURENT & ATLANTIQUE (QUEBEC)
          INC./ST.LAWRENCE & ATLANTIC RAILROAD (QUEBEC) INC.


          /s/ Robert Grossman
          -----------------------------------------------
          Robert Grossman, Chairman and CEO

          _______________________________________________


          CANADIAN NATIONAL RAILWAY COMPANY


          /s/ Claude Mongeau
          -----------------------------------------------
          Claude Mongeau, Vice-President,


          /s/ Francois C. Hebert
          -----------------------------------------------
          Francois C. Hebert, Assistant Vice-President